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Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

Linens 'n Things, Inc.
Linens 'n Things Center, Inc.
Bloomington, MN., L.T., Inc.
Vendor Finance, LLC
LNT, Inc.
LNT Services, Inc.
LNT Leasing II, LLC
LNT West, Inc.
LNT Virginia LLC
LNT Merchandising Company LLC
LNT Leasing III, LLC
Citadel LNT, LLC
Linens 'n Things Investment Canada I Company
Linens 'n Things Investment Canada II Company
Linens 'n Things Canada Limited Partnership
Linens 'n Things Canada Corp.

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SUBSIDIARIES OF THE COMPANY